Schedule RC - Balance Sheet

Dollar amounts in thousands
1.Cash and balances due from depository institutions (from Schedule RC-A):
DEUTSCHE BANK TRUST COMPANY AMERICAS	FFIEC 031
RSSD-ID 214807	Quarter End Date 3/31/2007
Last Updated on 5/16/2007	10
Dollar amounts in thousands
a. Noninterest-bearing balances and currency and coin	RCFD0081	1,646,000	1.a.
b. Interest-bearing balances	RCFD0071	419,000	1.b.
2. Securities:			2.
a. Held-to-maturity securities (from Schedule RC-B, column A)	RCFD1754	0	2.a.
b. Available-for-sale securities (from Schedule RC-B, column D)	RCFD1773	1,604,000	2.b.
3. Federal funds sold and securities purchased under agreements to resell:			3.
a. Federal funds sold in domestic offices	RCCN5987	278,000	3.a.
b. Securities purchased under agreements to resell	RCFDB989	770,000	3.b.
4. Loans and lease financing receivables (from Schedule RC-C):			4.
a. Loans and leases held for sale	RCFD5359	2,848,000	4.a.
b. Loans and leases, net of unearned income	RCFDB528	10,411,000	4.b.
c. Allowance for loan and lease losses	RCFD3123	203,000	4.c.
d. Loans and leases, net of unearned income and allowance	RCFDB529	10,208,000	4.d.
5. Trading assets (from Schedule RC-D)	RCFD3545	12,755,000	5.
6. Premises and fixed assets (including capitalized leases)	RCFD2145	145,000	6.
7. Other real estate owned (from Schedule RC-M)	RCFD2150	0	7.
8. Investments in unconsolidated subsidiaries and associated companies (from Schedule RC-M)	RCFD2130	9,000	8.
9. Not applicable			9.
10. Intangible assets:			10.
a. Goodwill	RCFD3163	0	10.a.
b. Other intangible assets (from Schedule RC-M)	RCFD0426	64,000	10.b.
11. Other assets (from Schedule RC-F)	RCFD2160	6,787,000	11.
12. Total assets	RCFD2170	37,533,000	12.
13. Deposits:			13.
a. In domestic offices	RCON2200	7,890,000	13.a.
1. Noninterest-bearing	RCON6631	2,363,000	13.a.1.
2. Interest-bearing	RCON6636	5,527,000	13.a.2.
b. In foreign offices, Edge and Agreement subsidiaries, and IBFs (from Schedule RC-E, part II)	RCFN2200	8,641,000	13.b.
1. Noninterest-bearing	RCFN6531	1,584,000	13.b.1.
2. Interest-bearing	RCFN6536	7,057,000	13.b.2.
14. Federal funds purchased and securities sold under agreements to repurchase:			14.
a. Federal funds purchased in domestic offices	RCON5993	8,224,000	14.a.
b. Securities sold under agreements to repurchase	RCFDB995	0	14.b.
15. Trading liabilities (from Schedule RC-D)	RCFD3548	226,000	15.
16. Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases) (from Schedule RC-M)	RCFD3190	317,000	16.
17. Not applicable			17.
18. Not applicable			18.
19. Subordinated notes and debentures	RCFD3200	9,000	19.
20. Other liabilities (from Schedule RC-G)	RCFD2930	3,453,000	20.
21. Total liabilities	RCFD2948	28,760,000	21.
22. Minority interest in consolidated subsidiaries	RCFD3000	469,000	22.
23. Perpetual preferred stock and related surplus	RCFD3338	1,500,000	23.
24. Common stock	RCFD3230	2,127,000	24.
25. Surplus (exclude all surplus related to preferred stock)	RCFD3339	584,000	25.
26. Not available			26.
a. Retained earnings	RCFD3532	4,106,000	26.a.
b. Accumulated other comprehensive income	RCFDB530	-13,000	26.b.
27. Other equity capital components	RCFDA130	0	27.

DEUTSCHE BANK TRUST COMPANY AMERICAS	FFIEC 031
RSSD-ID 214607	Quarter End Date 3/31/2007
Last Updated on 5/16/2007	11
Dollar amounts in thousands
28. Total equity capital	RCFD3210	8,304,000	28.
29. Total liabilities, minority interest, and equity capital	RCFD3300	37,533,000	29.
1. Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external auditors as of any date during 2006	RCFD6724	2	M.1.